Exhibit 23.6

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in this Registration Statement on Form S-4 of our report dated February 21, 2014, relating to the consolidated financial statements of Clearwire Corporation and subsidiaries as of July 9, 2013 and for the 190 days ended July 9, 2013 (which report expresses an unqualified opinion on the financial statements and includes an emphasis of matter paragraph relating to the acquisition of Clearwire Corporation by Sprint Communications, Inc. on July 9, 2013) appearing in the Current Report on Form 8-K of Sprint Corporation dated June 18, 2014, and to the reference to us under the heading “Experts” in the prospectus, which is part of this Registration Statement.

/s/ Deloitte & Touche LLP

Seattle, Washington

October 6, 2014